PROSPECTUS

    10,000,000 Class "A" Equity Units
     5,000,000 Class "B" Equity Units

                 Countryland Wellness Internet Network Trust
                    Equity Units: Class "A" and Class "B"

    All of the shares of Equity Units (the "Equity Units")  offered hereby
    (the "Offering") are being offered by Countryland Wellness Internet Network Trust (the "Company"). The Equity Units will be traded on the NASDAQ SMALL CAPS BOARD Market under the symbol CWIN (approval pending), the proposed sale price for the Equity Units on the Stock Market will be 11.00 per share in accordance with offering.

    Of the 15,000,000 shares of Class "A" offered hereby, 5,000,000 shares
    (the "Direct Shares") will be sold directly by the Company. No underwriting discount or commission will be paid on the Direct Shares. The 10,000,000 (the "Public Shares") will be offered by the several underwriters.

    See "Risk Factors" for a discussion of certain information that should be considered in connection with an investment in the Equity Units.

    NEITHER THE NEVADA STATE GAMING CONTROL BOARD NOR THE
    GAMING COMMISSION NOR ANY OTHER GAMING AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         Price     Underwriting Discount  Proceeds to Company(2)

    Per Public Share "A"  $11.00           $1.10(1)              $9.90

    Per Public Share "B"  $11.00                                $11.00

    Total(3)                         $11,000,000          $154,000,000

    (1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Act of 1933, as amended. See "Underwriting". The shares are being offered on a straight best efforts, no premium basis by the Company. No person has agreed to purchase or take down any of the shares. The Company reserves the right to reduce the exercise price of the Class "B" Equity Units at any time. The Company may extend the Class "B" exercise period until one year from the date of this prospectus, and may vary the terms of the Class "B" in any extention period.

    (2) Before deducting expenses payable by the Company for legal, accounting and other expenses estimated to be $16,500,000.

    (3) The Company has granted the Underwriters a 30-day option to purchase in the aggregate up to 1,260,000 additional shares of Equity Units solely to cover over-allotments, if any. See "Underwriting". If the Underwriters exercise such option in full, the total Price, Underwriting Discount and Proceeds to Company will be $13,860,000, $1,386,000, and $12,474,000 respectively.

    The Public Shares are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by counsel. It is expected that delivery of the Public Shares subject to this offering will be made on or about June 30, 1999 at the offices of Countryland Wellness Internet Network Trust, 2205 Purple Majesty Court, Las Vegas, Nevada 89117-2747.

    The date of this Prospectus is May 31, 1999.

    IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE EQUITY UNIT AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKETING TRANSACTIONS
    IN THE EQUITY UNIT ON NASDAQ IN ACCORDANCE WITH RULE 10-B 6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING".

    PROSPECTUS SUMMARY

    The following summary is qualified detailed information and financial data, included notes thereto appearing elsewhere in this Prospectus. The information in this Prospectus gives effect to the Company sale of securities but does not give effect to the exercise of any Class "B". Each prospective investor is urged to read this Prospectus in its entirety.

    THE COMPANY

    The Company in engaged in the mining development industry. The Company will operate the casino Hotel and Casino upon receiving full approval from Nevada Gaming Control and the Casino will produce great revenues for the Company, if the Company is successful with this offering.

    The executive offices of the Company are located at 2205 Purple Majesty Court, Las Vegas, Nevada 89117-2747
    Telephone  ( 702) 240-4408


    THE OFFERING

    Securities Offered:

    10,000, 000 Class "A" Stock are offered upon exercise of 5,000,000 Class "B" Stock Purchase Options. The "Class B" will be distributed pro-rata to all shareholders of record as of the date of this Prospectus, on the basis of one "B" for each four shares held as of such date. See "Description of Securities" and "Plan of Distribution."

    Equity Units Outstanding Before Offering.... 90,250,877

    Common Stock Outstanding After Offering...  105,250,877

    Use of Proceeds

    The net proceeds of this offering, estimated to be $ 150,000,000 if all the "Class B" are exercised, will be used to retire working capital indebtedness, pay marketing costs, and for working capital purposes. See "Use of Proceeds".

    Risk Factors

    Investments in the securities offered hereby involves a high degree of risk and immediate substantial dilution. See "Use of Proceeds".

    NASDAQ Small Caps Symbol CWIN (applied for).

    1. The company has never operated a Hotel and Casino Property, or a wellness membership organization.

    2. Control by Insiders. At the completion of this offering, directors and officers of the Company and other principal stockholders and their families will own 60% of the Company's outstanding Equity Units, or approximately 54,050,000 shares of the outstanding voting stock,which will likely give them a controlling interest in the Company and the ability to elect the entire Board of Trustees. See "Principal Stockholders."

    3. Investment by Current Stockholders. The Company's current stockholders purchased their 90,250,877 shares of Equity Unit for aggregate consideration of cash and services or $0.25 to $7.00 per Unit. These stockholders do not intend to contribute additional amounts of cash or other property to the Company in the future.

    4. Limited Public Market. The market for the Company's Equity Units has been limited and sporadic, and there can be no assurance that a trading market will develop following this offering, or if such a trading market develops, that it will be sustained. No person has agreed to make a market in the Equity Unit and market making activities could be discontinued at any time.

    5. Dilution. Purchasers of the Shares offered by this Prospectus will experience immediate and substantial dilution in that the net tangible value of the Equity Unit outstanding after the offering will be sub-stantially less than the per share public offering price of the Shares offered hereby. See "Dilutions".

    6. Shares Eligible for Future Sale. Upon sale of the 15,000,000 Shares offered hereby, the Company will have outstanding 100,250,877 Class "A" Equity Units, including 72,661,029 shares which are "Restricted Securities" as defined under Rule 144 promulgated under the Securities Act of 1933. Such shares will be subject to resale restrictions and will be ineligible for sale in the public market until June 2001, after which sales may be made pursuant to Rule 144 under the Securities Act. Sales of substantial amounts of the Equity Unit of the Company in the public market could adversely affect prevailing market prices.
    See "Description of Securities Shares Eligible for Future Sale."

    7. Foreign Operations. The Company does not conduct any foreign operations or business outside of the United States.

    8. Current Registration Statement and Blue Sky Qualification Required of Warrants. In order for a holder of a Class "B" to exercise it there must be a current registration statement on file with the Securities and Exchange Commission and various state security regulatory authorities to continue registration of the Shares underlying the Class "B". The Company has undertaken to keep (and intends to keep) the registration statement filed in connection with this offering effective with respect to the Class "B" with the Securities and Exchange Commission and state securities authorities for so long as the Class "B" remain exercisable. However, maintenance of an effective registration statement will subject the Company to substantial continuing expenses for legal and accounting fees and there can be no assurance the Company will be able to maintain a current registration statement until July 31, 1999 when the Class "B" expire. Moreover, Blue Sky Qualification of the Class "B" and the underlying Class "A" shall be undertaken only in those states in which the Company's shareholders reside as of the date of this prospectus. The Company intends to register the Shares underlying the Class "B" in all states in which Class "B" holders reside, unless the cost of such registration, in relation to the number Class "B" potentially exercisable, is clearly disproportionate. In addition, due to the Company's limited history or operations, it is possible that one or more states where Class "B" holders reside will not permit registration of the underlying Shares until a favorable history of operations can be demonstrated or other criteria complied with. The value of the Class "B" may be affected adversely by the Company's inability to maintain an effective registration statement with respect to the underlying Shares or by the non-qualification of the underlying Shares in the state of such holders or a partial purchasers residence. Holders of Class "B" may contact the Company in order to ascertain the states in which the Shares underlying the Class "B" will be qualified for sale.

    9. Arbitrary Offering Price. The exercise price and other terms of the Class "B" have been determined arbitrarily by the Company and do not bear any relationship to the assets, results of operations, or book value of the Company, or any other established criteria of value. Purchasers of the Shares underlying the Class "B" will be exposed to a substantial risk of a decline in the market price of the Equity Unit after this offering, if a market develops. See "Plan of Distribution". The Company, is applying for listing on NASDAQ Small Caps Market.

    While many NASDAQ stocks are covered by the definition of Penny Stock, transactions in NASDAQ stock are exempt from all but the sale market maker provision for (1) issuers who have $2,000,000 in tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years), (ii) transactions in which the customer is an institutional accredited investor and (iii) transactions that are not recommended by the broker/dealer,. In addition, transactions in NASDAQ security directly with the NASDAQ market maker for such securities, are subject only to the sole market disclosure, and the disclosure with regard to commissions to be paid to the broker/dealer and the registered representatives.


    Finally, all NASDAQ securities are exempt if NASDAQ raises its requirements for continued listings so that any issuer with less than $2,000,000 in net tangible assets or stockholder's equity would be subject to delisting. These criteria are more stringent than the recent increase in NASDAQ'S maintenance requirements. For as long as Company's securities are subject to the rules of Penny Stocks, the market liquidity for the Company's securities will be severely affected by limiting the ability of broker/dealers to sell the Company's securities and the ability of purchasers in this offering to sell their securities in the secondary market.

    10. Risks Low priced Stocks. The Equity Unit is not eligible for quotation on the Automated Quotation System of the National Association of Securities Dealers, Inc. ("NASD").

    In the absence of a security being quoted on NASDAQ, or the Company having $2,000,000 in net tangible assets, trading in the Common dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock. At December 31, 1998 the Company's Equity Unit had a net tangible book value of $2,394,036,000 or $26,527 share. After giving effect to the receipt of the net proceeds from the sale of all Shares offered hereby, at a public offering price of $11.00 per Share, the pro forma net tangible book value of the Company at December 31, 1998 would have been $ 2,394,186,000 or $23,882 per share, representing an immediate increase in net tangible book value of $150,000,000 share to the present stockholders, and immediate dilution of $2,645 to public investors. The following illustrates diluting to public investors on a per share basis, assuming all Class "B" are exercised. To the extent less than all are exercised, net proceeds to the Company will be less and dilution to investors in this offering will be proportionately greater. The shares will be free trading shares and not subject to Rule 144.

    The procedure after the Dilution factor will be that the net asset value of the shares will be reduced from $26,527 to $23,882 per Equity Unit. Public offering price share....$11.00. Net tangible book value per share before offering....$2,645. Decrease per share attributable to public investors....$2,645. Pro forma net tangible book value per share after offering....$23,882.  Dilution per share to public investors....$2,645.

    11. There is a risk factor because of the lack of experience in running a hotel or a wellness center. However, the Company has a great number of highly experienced hotel and casino operators to accomplish all phases of these operations.

    The following table sets forth with respect to the present stockholders and public Investors a comparison of the number of shares of Equity Unit owned by the present stock Holders, the number of shares of Equity Unit to be purchased from the Company by the purchasers of the 15,000,000 Shares offered hereby and the respective aggregate consideration paid to the Company and the average price per share.

    The present stockholders will not be considered underwriters for this offering in accordance with Act of 1933.


    Current
    Stock-    10,000,000     Class "A" 100%   $110,000,000   100%   $11.00
    holders
               5,000,000     Class "B" 100%    $55,000,000   100%   $11.00

    Public    10,000,000     Class "A" 100%   $110,000,000   100%   $11.00
    Investors
               5,000,000     Class "B" 100%    $55,000,000   100%   $11.00


    Public Investors will be purchasing the shares and present stockholders will be purchasing the Class "B".

    MARKET PRICE OF EQUITY UNIT

    The Equity Unit has traded on the "pink sheets" maintained by the National Association of Securities Dealers (NASD) under The National Quotation Bureau, Inc. since April 25, 1976. The following table gives the high and low bid prices since January 2, 1992, as reported by the market makers of the Company's stock.

    These prices are without retail mark up of markdowns and commissions, and may not reflect actual transactions. The Company does not believe that trading of its Equity Unit currently is reflective of an established trading market.

    Public Investors will be purchasing the Class "A" Equity Units with no option to purchase the Class "B" Equity Units per understanding.

                       MARKET PRICE OF COMMON STOCK

    The Common Stock has traded on the "pink sheets" maintained by the National Quotation Bureau and on the NASD's Electronic Bulletin Board since April 25, 1976. The following table gives the high and low bid prices since December 31, 1998 reported by the market makers of the Equity Units. These prices are without retail mark up of markdowns and commissions, and may not reflect actual transactions. The Company does not believe that trading of its Equity Units currently is reflective of an established trading market. The stock is no longer traded on the "pink sheet."

    1999         LOW    HIGH              1998       LOW          HIGH
    1st Qtr       No Trading              1st Qtr.     No Trading
                                          2nd Qtr.     No Trading
                                          3rd Qtr.     No Trading
                                          4th Qtr.     No Trading

                                          1997       LOW          HIGH
                                          1st Qtr.     No Trading
                                          2nd Qtr.   6 3/8        7
                                          3rd Qtr.   6 1/2        7
                                          4th Qtr.   6 5/8        7

                                          1996       LOW          HIGH
                                          1st Qtr.     No Trading
                                          2nd Qtr.     No Trading
                                          3rd Qtr.     No Trading
                                          4th Qtr.     No Trading

                                          1995       LOW          HIGH
                                          1st Qtr.     No Trading
                                          2nd Qtr.     No Trading
                                          3rd Qtr.     No Trading
                                          4th Qtr.     No Trading

                                          1994       LOW          HIGH
                                          1st Qtr.     No Trading
                                          2nd Qtr.     No Trading
                                          3rd Qtr.     No Trading
                                          4th Qtr.     No Trading

                                          1993       LOW          HIGH
                                          1st Qtr.     No Trading
                                          2nd Qtr.     No Trading
                                          3rd Qtr.     No Trading
                                          4th Qtr.     No Trading

                                          1992       LOW          HIGH
                                          1st Qtr.     No Trading
                                          2nd Qtr.     No Trading
                                          3rd Qtr.     No Trading
                                          4th Qtr.     No Trading

    Company trading is pending approval. As of December 31, 1998 there were approximately 576 holders of Company Equity Units. No trading or volume is available because the shares of the Equity Units are waiting for approval. The Equity Units do not currently trade. No trading or volume is available because the shares have not been trading since 1992.

    The transfer agent for the common stock and the warrant agent is American Securities Transfer, Inc., P.O. Box 1596, Denver, Colorado 80201.

    USE OF PROCEEDS
    If all 15,000,000 Class "B" are exercised, of which there can be no assurance, the net proceeds to the Company will be approximately $148,500,000 after deducting offering expenses of approximately $16,500,000. The Company intends to utilize the net proceeds during the 12-month period following the offering as follows. If less than all of the Class "B" are exercised, the proceeds of this offering will be spent first to purchase equipment, and for consolidation of assembly operations and then pro rata for the other purposes set forth herein.

    Pending use of all the proceeds, the Company will make temporary investments of the proceeds, including but not limited to interest bearing savings accounts, certificates of deposit, money market and other liquid assets.

    The foregoing list of expenditures is an estimate and will vary due to changing circumstances such as variations in additional contracts which may be acquired. Any change in the application of proceeds will occur solely in the discretion of the Company's Board of Trustees.

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS

    Summary of significant Nature of the Business

    Countryland Wellness Internet Network Trust, a Nevada Trust was organized on February 9, 1998. The company is engaged in the discovery and development of precious metals mining properties located in Quincy, Plumas County, California.

    No material changes from period to period.

    No seasonal aspects that will affect the financial condition or results of operations.


    BUSINESS

    The Basic Plan

    A. Basic Strategy - Wellness-Resort and Casino, Las Vegas, Nevada is a Wholly owned subsidiary of Countryland Wellness Internet Network Trust, a publicly traded Trust (CWIN) which operates a life Extension Club where the members are trained in how to live a longer life.


    PRINCIPAL STOCKHOLDERS

    Grand American Bank Trust owns 60% of the Company's Class "A" Equity Unit as of December 31, 1998.

    Name and Address              Number         Percent Before   Percent After
    Beneficial Owner              of Shares          Offering         Offering

    Grand American Bank Trust     53,050,000 (1)     60%             54%
    Estate Trust Organization     Class "A"
    Las Vegas, Nevada

    Kari L. Cruz                   7,900,000         10%              8%
    2205 Purple Majesty Court     Class "A"
    Las Vegas, Nevada  89117

    V.G. Kelly & D. Kelly Trust    3,130,933 (2)    3.5%            3.2%
    936 West 21 st. Street        Class "A"
    Santa Ana, CA 92706

    Joseph Witzman                 3,266,960 (3)    3.6%            3.3%
    5946 Soledad Mountain Road    Class "A"
    La Jolla, CA 92037


         All the Officers and Trustees own less than 60,000 Equity Units.

    (1) Purchase for cash equivalent
    (2) Purchase by surrendering debt of the company.
    (3) Purchase with cash and part given as gift.

    CERTAIN TRANSACTIONS

    The Company is authorized to issue 50,000,000 shares of no par value Class "B" shares. The Company gave authority to its Board of Directors to issue such Class "B" stock in one or more series, and to fix the number of share" in each series, and all designations, relative rights, preferences and limitations of the stock issued in each series. As of April 13, 1994, the Board of Trustees had exercised the authority granted.

    The Company issued to Joseph Witzman 3,266,960 Class "B" Equity Unit of no par value in exchange for the cancellation of some of the Company debt and said Class "B" Equity Unit were restricted shares that bear a ledgend and are subject to the provisions of Securities and Exchange Commission Rule
    144. The holder of said securities has promised to abide by the restrictions of Securities and Exchange Commission Rule 144.

    The Company also issued to Joseph Witzman 3,266,960 Class "A" Equity
    Unit shares of $.003 par value in exchange for the cancellation of the balance of the Company debt and said Class "A" Equity Unit were restricted shares that bear a ledgend and are subject to the provisions of Securities and Exchange Commission Rule 144.

                COUNTRYLAND WELLNESS INTERNET NETWORK TRUST
                           FINANCIAL DATA


                      INDEPENDENT AUDITOR'S REPORT

    To the Board of Directors and Stockholders
    Countryland Wellness Internet Network Trust
    Las Vegas, Nevada

    I have audited the accompanying balance sheets of Countryland Wellness Internet Network Trust as of December 31, 1998 and 1997, and the related statement of income and retained earnings for the year that ended December 31, 1998. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

    I conducted my audit in accordance with generally accepted auditing standards. These standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

    In my opinion, except as stated in the following paragraphs, the balance sheet and income statement referred to above present fairly, in all material respects, the financial position of Countryland Wellness Internet Network Trust as of December 31, 1998 and the statement of income for the year then ended in conformity with generally accepted accounting principles.

    I was unable to prepare the statement of cash flows for the year ended December 31, 1998 because management did not provide me with the details of cash receipts and disbursements.

    I was unable to apply the appropriate audit procedures to the following accounts because management did not provide me the backups or supporting documents from China International Packaging and Leasing Co., Ltd.: accounts receivable, rental receivable past due, fixed assets, deferred taxes, other liabilities, reserve funds, enterprise expansion fund, operating expenses, and general and administrative expenses.

    /S/ LUIS R. HIDALGO, JR.
    Certified Public Accountant

    April 23, 1999


                  COUNTRYLAND WELLNESS INTERNET NETWORK TRUST
                                BALANCE SHEETS
                   DECEMBER 31, 1998 AND DECEMBER 31, 1997

                                                1998            1997
                                               (Dollars in Thousands)

    ASSETS
    Cash (Note 9)                               $4,449
    Gold in storage                                             $27,317
    Cash equivalents (Note 10)                  $1,122,301
    Accounts receivable - net                   $20,326

    Deferred charges and other assets (Note 2)
    Deferred mining exploration costs and
    Deferred operating expenses                 $4,813          $4,813

    Property and equipment - net                $17

    Proven Reserves (Note 4 and 12)
    Gold - net of estimated mining costs        $1,171,000      $2,032,880
    Silver                                      $91,200         $112,955

    Deferred Taxes                              $43
    Unamortized exchange loss                   $504
                                                ----------      ----------

    Total Assets                                $2,414,653      $2,177,465
                                                ----------      ----------

    LIABILITIES AND STOCKHOLDERS EQUITY

    Loans payable                               $23,761
    Accrued expenses                            $9,955
    Other payables                              $748

    Common Stock, Class "A" $0.003 par value
    Authorized shares - 500,000,000
    Issued and outstanding - 90,028,877 in
    1998 and 1997                               $271            $271

    Common Stock, Class "B" no par value, with
    a stated value of $1.00 per share.
    Authorized shares - 50,000,000 in
    1998 and 1997                               $5,266          $5,266

    Capital in excess of par                    $2,394,036      $2,171,928
    Retained Earnings                          ($19,384)
                                               -----------      ----------

    Total Liabilities & Stockholder's Equity    $2,414,653      $2,177,465
                                               -----------      ----------

    See accompanying notes to Financial Statements.


              COUNTRYLAND WELLNESS INTERNET NETWORK TRUST
               STATEMENT OF INCOME AND RETAINED EARNINGS
                FOR THE YEAR ENDED DECEMBER 31, 1998

                                                       1998
                                                (Dollars in thousands)

    Operating revenues                                 $0

    Operating expenses                                 $1,711

    General and administrative expenses                $2,772
                                                       ------

    Operating loss                                    ($4,483)

    Loss on exchange                                  ($5,016)
                                                      --------

    Net loss                                          ($9,499)

    Retained earnings, beginning                      ($9,885)

                                                      --------

    Retained earnings, ending                        ($19,384)



    See accompanying notes to financial statements.


                 COUNTRYLAND WELLNESS INTERNET NETW0RK TRUST
                       NOTES TO FINANCIAL STATEMENTS
                           December 31, 1998


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    Description of Business: The Company is engaged in the mining development in the United States and equipment leasing business in China. Since October 22, 1974, the Company has owned and operated thirty-nine (39) mines and one (1) mill site at Quincy, Plumas County, California, and is engaged in the exploration of said mines for the production of precious metals like gold and silver. The company also applied for a license in Las Vegas, Nevada to conduct Life Extension programs and to operate hotels and casinos.

    Development Costs: The Company will not capitalize property taxes on its mining properties until the mines are ready for operation and development.


2.  DEFERRED CHARGES AND OTHER ASSETS
                                                    (In Thousand Dollars)
    This consists of:
    Deferred Mining Exploration Costs                       $3,253
    Deferred mining exploration costs were incurred in prior years with the amounts being estimated based on the prevailing costs of mining exploration at that time due to absence of supporting documentation.
    On April 13, 1996, the Company issued shares of stocks valued at $3,252,669 to pay for its obligations arising thereto.

    Deferred Operating Expenses
    Related to additional sale of Common "A" shares         $1,479
    Prior years expenses                                        81
                                                            ------
    Total Operating Expenses                                $1,560
                                                            ------
    Total Deferred Charges and Other Assets                 $4,813


3.  RELATED PARTY TRANSACTIONS

    Grand American Bank Trust owns approximately 60% of the Company's Class "A" common stock as of December 31, 1998.

4.  PROVEN GOLD AND SILVER RESERVE

    The process of estimating mineral reserves is very complex, requiring significant subjective decision in the evaluation of available geological, engineering, and economic data for each reserve. The data for a given reserve may change substantially over time as a result of additional development activity, production under varying economic conditions, etc.

    Consequently, material revision to the existing reserve estimates may occur in the future. Although, every reasonable effort was made to ensure that the reserve estimates reported represent the most accurate assessment possible, the significance of the subjective decision required, the variances in the available data for various reserves, makes these estimates generally less precise than other estimates in connection with financial disclosure. Proven reserves are estimated quantities of gold and silver which geological engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reserves under existing economic and operating conditions.

    Stickel and Associates, independent consultants in applied geology, geophysics and engineering, has estimated 7,000,000 troy ounces of gold and 19,000,000 ounces of silver. The values of these reserves based on average market prices as of December 31, 1998 and December 31, 1997 are as follows:


                                               12-31-98       12-31-97
                                                (Dollars in Thousands)

    Gold      7,000,000 troy ounces
              @ $293/troy ounce                $1,171,000
              @290.34/troy ounce                              $2,032,380

              Net of estimated mining cost

    Silver    19,000,000 troy ounces
              @ $4.80/troy ounce                  $91,200
              @ $5.94/troy ounce                                $112,955
                                               ----------     ----------

                                               $1,262,200     $2,145,335

    The above figures were also shown in the balance sheet at December 31, 1998 and 1997. The 1997 figures are stated at gross amounts because management was unable to furnish me the estimated costs of mining.

5.  STOCKHOLDER'S EQUITY

    The Company is authorized to issue 50,000,000 shares of no par value Class "B" shares. The Company gave authority to its Board of Directors to issue such Class "B" in one or more series, and to fix the number of shares in each series, and all designations relative rights, and preferences and limitations of the stock issued in each series, As of April 13, 1994, the Board of Directors has exercised the authority granted.

6.  CONTINGENCIES

    The Company is not involved in any legal proceeding which is considered to be ordinary routine litigation incident to its business.

7.  CHANGE OF NAME

    The name of the Company was changed from Continental Wellness Casinos Trust to Countryland Wellness Internet Network Trust. The Company adopted a revised trust indenture discontinuing its real estate investment trust status. On February 6, 1999, the Company formally merged with China International Packaging and Leasing Co., Ltd., an equipment leasing company in Beijing, China.

8.  HOTEL ACQUISITION

    The Company is in the process of concluding the purchase of the El Rancho Hotel and Casino in Las Vegas, Nevada, an 1,008-room hotel and casino. (See exhibits attached herewith.)

9.  CASH
                                                (Dollars in Thousands)
    Cash consists of:

    Cash on hand                                     $    2
    Cash in bank                                      4,447
                                                     ------
    Total                                            $4,449


10. CASH EQUIVALENTS

    This consists of:
    Negotiable Warehouse Receipt No. 929 from Grand American Bank Trust dated December 9, 1998 with a value of $22,300,816; and eleven (11) Bank Guarantees No. BG1735/KB/98, BG1730/KB/98, BG1734/KB/98, BG1736/KB/98,
    BG1777/KB/98, BG1732/KB/98, BG1738/KB/98, BG1737/KB/98, BG1739/KB/98,
    BG1775/KB/98, AND BG1779/KB/98 each for US $100,000,000, issued by PT Bank Negara Indonesia (Persero) Tbk. Head Office, Treasury Division, Jakarta, Indonesia.

11. Continental Wellness Casinos Trust a Real Estate Investment Trust (USA) and China International Packaging and Leasing Co., Ltd. (Beijing, China) had merged on December 16, 1998 and became the Countryland Wellness Internet Network Trust. The financial statements presented in this report are a consolidation of the two companies.

12. The Statement of Income and Retained Earnings for the year ended December 31, 1998 were from the operations of China International Packaging and Leasing Co., Ltd.


                           LETTER OF CONSENT

   To the Board of Directors and Stockholders
   Countryland Wellness Internet Network Trust
   Las Vegas, Nevada


   I herewith consent to the use of my Independent Auditor's Report and Balance Sheets of Countryland Wellness Internet Network Trust as of December 31, 1998 and December 31, 1997 anf the related statement of income for the year 1998, in the Company's submissions to the Securities and Exchange Commission, in connection with the Company's filings with the Commission.


   /S/ Luis R. Hidalgo
   Certified Public Accountant
   April 23, 1999



   Luis R. Hidalgo, Jr., CPA
   2383 Lockwood Ave., Fremont, CA  94539
   510-659-9435

                               EXHIBITS

                     Exhibits are filed on paper